For Immediate Release	Contacts:	Stacy Frole	(419) 627-2227
August 5, 2014		Lisa Broussard	(419) 609-5929

CEDAR FAIR REPORTS 2014 SECOND-QUARTER RESULTS
SANDUSKY, OHIO, August 5, 2014 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the second quarter ended June 29, 2014, provided preliminary attendance and net revenues through this past Sunday, August 3, 2014, and declared a quarterly cash distribution.
Highlights

•	The Company reported net revenues of $403 million for the six months ended June 29, 2014, which is equal to the record net revenues reported in the prior-year period ended June 30, 2013.

•
Comparable-park revenue trends were positive through July, with preliminary net revenues up approximately 1% through Sunday, August 3, 2014, versus the similar period in 2013, on the strength of a 4% increase in average in-park guest per capita spending.

•	The Company now expects to achieve record, full-year 2014 net revenues between $1.16 billion and $1.18 billion and Adjusted EBITDA between $435 million and $445 million.

•	The Company declared a quarterly cash distribution of $0.70 per Limited Partner (LP) unit payable September 15, 2014, consistent with its annualized rate of $2.80.

“We continue to see the resilience of our business model and believe the underlying demand for our products remains strong,” said Matt Ouimet, Cedar Fair’s president and chief executive officer. “The positive comparable-park net revenues we have produced to date are the direct result of increased average in-park

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 Second-Quarter Results
August 5, 2014

guest per capita spending across all of our parks. Consistent with our long-term strategy, we continue to make investments in the overall guest experience, including enhanced live entertainment, the addition of high value and on-trend product offerings, and of course, innovative new rides. Our commitment to maintaining our premium regional brands is at the core of the value proposition we provide our guests, and is directly correlated to increased guest spending across all categories of our business.”
Second-Quarter Results
For the 2014 second quarter, Cedar Fair’s net revenues were $363 million, comparable with the $362 million in net revenues reported for the second quarter ended June 30, 2013. In the second quarter of 2014, the Company reported a 4% increase in average in-park guest per capita spending to $43.94, offset by a 2%, or 182,000-visit, decrease in attendance to 7.7 million guests, and a $3 million decrease in out-of-park revenues to $35 million. Excluding a non-core, stand-alone water park sold in August 2013, attendance on a comparable-park basis decreased 1%, or 104,000 visits.
The Company attributes the increased average in-park guest per capita spending to enhancements it has made to the overall guest experience, including improvements in food and beverage programs, resulting in increased spending and capture rates across all categories of its business. Factors affecting the decrease in comparable-park attendance for the second quarter of 2014 primarily included the closure of the Company’s flagship park, Cedar Point, for a weekend in early June due to a water main break, partial flooding at its Valleyfair park during the last week of June and a prolonged school calendar in certain regions due to harsher than normal winter conditions.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 Second-Quarter Results
August 5, 2014

Operating costs and expenses for the second quarter of 2014 were $225 million, representing an increase of $7 million from the prior-year second quarter. The increased costs for the quarter were largely a result of increased operating expenses due to three main drivers: 1) initiatives focused on enhancing the overall guest experience, including the introduction of more midway entertainment and a new policy of offering complimentary admission to the Dinosaurs Alive! attraction for the Company’s most loyal season pass customer base; 2) budgeted increases in labor and maintenance costs as the Company continues to invest in its employees and its infrastructure; and 3) unanticipated pre-opening costs due to the harsher than normal winter conditions at several of the Company’s parks, including additional snow removal, the trimming and removal of trees, and higher utility costs. The Company expects to recoup a majority of these unanticipated cost variances during the latter part of the year. “We are extremely proud of the effort our employees have put forth to maintain our parks and to provide a one-of-kind ‘Best Day’ experience to our guests each and every time they visit one of our parks,” added Ouimet. “Our parks have never looked better and we are confident our commitment to the overall guest experience provides additional value to our customers and our investors over the long term.”
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, decreased $3 million, or 2%, to $141 million for the second quarter ended June 29, 2014 compared with the prior-year period. The decrease is a direct result of a lower attendance base during the quarter compared with the prior-year period, along with the higher year-over-year operating expenses in the period -- both of which the Company expects to partially recoup during the second half of 2014. The attendance decrease and higher operating expenses in the quarter were slightly offset by increased average in-park guest per capita spending at all of its parks.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 Second-Quarter Results
August 5, 2014

July Operations
Based on preliminary results, comparable-park net revenues through August 3, 2014 were approximately $715 million, up 1%, or $8 million, compared with $707 million for the same period last year. The increase was a result of an approximate 4%, or $1.55, increase in average in-park guest per capita spending to $45.12. The increase in guest per capita spending was somewhat offset by a 2%, or 273,000-visit, decrease in attendance to 14.6 million visits and a $2 million decrease in out-of-park revenues to $76 million.
“Although we have not met all of our park-level objectives to this point, we are pleased with the positive trends in guest spending at all of our properties,” said Ouimet. “There are times we encounter short-term variability in our results which appears to be the case this year relative to attendance at certain parks. Based on the nature of the attendance patterns we have experienced to date and the strength of our average in-park guest per capita spending, we continue to believe the underlying demand for our business remains strong, and we expect 2014 to be another record year for Cedar Fair.”
Cash Flow and Liquidity Remain Strong
As of June 29, 2014, the Company had $619 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $950 million of fixed-rate debt, $39 million borrowed under its revolving credit facilities and $40 million of cash on hand. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 Second-Quarter Results
August 5, 2014

Distribution Declaration
Today, the Company also announced the declaration of a cash distribution of $0.70 per LP unit. The distribution will be paid on September 15, 2014, to unitholders of record as of September 4, 2014. This distribution is consistent with the Company’s targeted annualized distribution rate of $2.80 per LP unit and reflects the stability of the Company’s performance and continued confidence in its long-term growth strategy. Ouimet added, “We remain committed to providing our investors with a high-quality and sustainable distribution that is poised to grow at least at the pace of our Adjusted EBITDA growth over the next several years. Our recent refinancing, where we were able to lower interest rates over a longer tenor, provides us additional confidence in our free cash flow generation.”
Outlook
Cedar Fair’s new rides and attractions, including the world-record-breaking roller coaster, Banshee, at Kings Island; an interactive, 4-D roller coaster, Wonder Mountain’s Guardian, at Canada’s Wonderland; and a major water park expansion at Dorney Park, are all receiving strong reviews from park guests.  “Over the next several months our parks will begin announcing exciting new capital programs for the 2015 operating season,” said Ouimet.  “These investments will continue to focus on the overall guest experience, will be innovative and will continue to expand our digital footprint.  One of the things I am personally most excited about when it comes to our future is the organic growth opportunities that exist at our core properties.  Most notably in the near term is the re-launch of our Carowinds regional brand in 2015, which will be anchored by a new record-breaking attraction, and the complete renovation of our historic Hotel Breakers at Cedar Point.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 Second-Quarter Results
August 5, 2014

Ouimet concluded by stating, “We have approximately one third of the operating season still ahead of us, and we expect 2014 to be another record year for Cedar Fair. Based on current results and our positive outlook for the remainder of the year, we now expect our full-year net revenues to be between $1.16 billion and $1.18 billion and Adjusted EBITDA to be between $435 million and $445 million. We are proud of our ability to grow our business every year and we remain committed to driving sustainable, profitable growth for our investors for many years to come.”
Conference Call
The Company will host a conference call with analysts today, August 5, 2014, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair website (http://ir.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Thursday, August 19, 2014. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 8673182.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 Second-Quarter Results
August 5, 2014

Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in our capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release and prior releases are available online at http://ir.cedarfair.com
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 Second-Quarter Results
August 5, 2014

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Six months ended		Twelve months ended
	6/29/2014	6/30/2013	6/29/2014	6/30/2013	6/29/2014	6/30/2013
Net revenues:
Admissions	$206,958	$202,536	$226,025	$222,559	$650,473	$621,092
Food, merchandise and games	121,601	119,840	137,987	136,532	357,560	344,879
Accommodations and other	34,455	39,244	39,468	44,328	126,600	120,098
	363,014	361,620	403,480	403,419	1,134,633	1,086,069
Costs and expenses:
Cost of food, merchandise, and games revenues	31,090	31,053	36,075	36,090	91,757	94,565
Operating expenses	147,192	141,284	227,542	217,941	481,945	451,823
Selling, general and administrative	46,617	45,767	68,021	66,806	153,627	142,622
Depreciation and amortization	46,974	46,032	51,281	50,818	122,950	125,136
Gain on sale of other assets	(921)	—	(921)	—	(9,664)	(6,625)
Loss on impairment / retirement of fixed assets, net	215	29	1,212	629	3,122	31,735
	271,167	264,165	383,210	372,284	843,737	839,256
Operating income	91,847	97,455	20,270	31,135	290,896	246,813
Interest expense	27,907	25,861	52,639	51,624	104,086	105,204
Net effect of swaps	(315)	(2,273)	56	6,938	1	6,589
Loss on early debt extinguishment	29,273	—	29,273	34,573	29,273	34,573
Unrealized/realized foreign currency (gain) loss	(16,102)	14,886	1,082	23,844	6,179	13,737
Other income	(6)	(69)	(79)	(109)	(124)	(159)
Income (loss) before taxes	51,090	59,050	(62,701)	(85,735)	151,481	86,869
Provision (benefit) for taxes	7,188	11,660	(23,063)	(23,999)	21,179	17,917
Net income (loss)	43,902	47,390	(39,638)	(61,736)	130,302	68,952
Net income (loss) allocated to general partner	1	—	—	(1)	2	—
Net income (loss) allocated to limited partners	$43,901	$47,390	$(39,638)	$(61,735)	$130,300	$68,952

Net income (loss)	$43,902	$47,390	$(39,638)	$(61,736)	$130,302	$68,952
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	(2,317)	1,592	(696)	1,893	167	2,950
Unrealized income (loss) on cash flow hedging derivatives	(2,241)	1,679	(2,891)	10,564	(2,719)	12,735
Other comprehensive income (loss), (net of tax)	(4,558)	3,271	(3,587)	12,457	(2,552)	15,685
Total comprehensive income (loss)	$39,344	$50,661	$(43,225)	$(49,279)	$127,750	$84,637
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,419	55,484	55,453	55,464	55,470	55,446
Net income (loss) per limited partner unit	$0.79	$0.85	$(0.71)	$(1.11)	$2.35	$1.24
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,824	55,822	55,453	55,464	55,867	55,791
Net income (loss) per limited partner unit	$0.79	$0.85	$(0.71)	$(1.11)	$2.33	$1.24

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 Second-Quarter Results
August 5, 2014

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
SECOND QUARTER

(In thousands)	6/29/2014	6/30/2013

Cash and cash equivalents	$40,134	$43,628
Total assets	$2,085,796	$2,080,895
Long-Term Debt, including current maturities:
Revolving credit loans	$39,000	$58,000
Term debt	618,850	628,425
Notes	950,000	901,431
	$1,607,850	$1,587,856
Total partners' equity	$23,615	$39,233

CEDAR FAIR
RECONCILIATION OF ADJUSTED EBITDA
SECOND QUARTER

	Three months ended		Six months ended		Twelve months ended
	6/29/2014	6/30/2013	6/29/2014	6/30/2013	6/29/2014	6/30/2013
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)	(52 weeks)	(52 weeks)
	(In thousands)
Net income (loss)	$43,902	$47,390	$(39,638)	$(61,736)	$130,302	$68,952
Interest expense	27,907	25,861	52,639	51,624	104,086	105,204
Interest income	(6)	(69)	(79)	(109)	(124)	(159)
Provision (benefit) for taxes	7,188	11,660	(23,063)	(23,999)	21,179	17,917
Depreciation and amortization	46,974	46,032	51,281	50,818	122,950	125,136
EBITDA	125,965	130,874	41,140	16,598	378,393	317,050
Loss on early extinguishment of debt	29,273	—	29,273	34,573	29,273	34,573
Net effect of swaps	(315)	(2,273)	56	6,938	1	6,589
Unrealized foreign currency (gain) loss	(16,162)	14,875	1,020	23,756	6,349	13,946
Non-cash equity expense	2,821	869	6,777	3,802	8,510	4,799
Loss on impairment/retirement of fixed assets, net	215	29	1,212	629	3,122	31,735
Gain on sale of other assets	(921)	—	(921)	—	(9,664)	(6,625)
Other non-recurring items (as defined) (1)	204	(297)	558	508	1,757	2,523
Adjusted EBITDA (2)	$141,080	$144,077	$79,115	$86,804	$417,741	$404,590

(1) As permitted by and defined in the 2013 Credit Agreement
(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233